Exhibit 99.1

TXI ANNOUNCES RECORD FOURTH QUARTER RESULTS

July 12, 2006 – Dallas, Texas - Texas Industries, Inc. (NYSE-TXI) today reported net income from continuing operations of $41.9 million ($1.58 per share) for the quarter ended May 31, 2006.  Net income from continuing operations for the same period last year was $26.7 million ($1.09 per share).  The recent quarter’s results included a gain from the sale of real estate which added $12.4 million ($.45 per share) to net income after costs and expenses resulting from the transaction.

“The recent quarter’s earnings represented record quarterly performance for TXI’s cement, aggregate and concrete operations,” stated Mel Brekhus, Chief Executive Officer.  “Looking forward, the modernization and expansion of our California cement plant remains on time and on budget.  The new plant should come online in late fall or early winter of 2007 and add one million tons of annual cement capacity. The California project, in combination with expansion opportunities at our Texas plants, should increase TXI’s total annual cement production capacity from today’s 5 million ton level to 7.5 million tons over the next four to five years.”

“Overall, construction activity within our markets remains solid,” continued Brekhus.  “In the Texas region, the residential, commercial and public construction segments all show increasing activity compared to last year.  In our California markets, which account for approximately 15% of TXI’s revenues, a decline in residential construction is being offset by increasing activity in public works and nonresidential construction.”

Fourth Quarter Discussion

Net sales for the fourth quarter increased 6% compared to last year.  As expected, quarterly shipments for major products declined as seasonal weather patterns and excellent production from the Company’s cement facilities a year ago supported unusually high shipments in last year’s quarter.  Cement, aggregate and ready-mix shipments were down 8%, 5% and 6%, respectively.  However, realized average prices increased by 16%, 9% and 13% for cement, aggregates and ready-mix products compared to prices in last year’s fourth quarter.

Selling, general and administrative expenses increased $8.7 million primarily as a result of incentive compensation costs.  Interest expense for the fourth quarter declined by $1.0 million as capitalized interest relating to the Company’s California cement plant expansion reduced reported interest expense and as distributions on convertible trust preferred securities decreased due to the conversion of approximately 20% of the securities into common equity during the quarter.

Fiscal Year Discussion

The Company reported a loss from continuing operations for the fiscal year ended May 31, 2006 of $.6 million ($.03 per share).  Included in the loss from continuing operations were debt retirement costs and other expenses related to the spin-off of TXI’s steel operations that on an after-tax basis equaled $75.8 million ($3.29 per share).  The $12.4 million after-tax real estate gain from the fourth quarter added $.54 per share to fiscal year earnings.  For the year ended May 31, 2005 net income from continuing operations equaled $45.4 million ($1.99 per share).

Net sales for the year outpaced those of a year ago by 13%.  Cement shipments declined by 5% as a result of lower beginning inventories and a lack of outside purchase opportunities compared to last year; aggregate shipments increased by 7% and ready-mix shipments improved by 4%.  Realized prices for cement, aggregate and ready-mix products increased by 16%, 7% and 14%, respectively.  Higher energy costs were the primary reason for the 11% increase in the cost of sales.  Selling, general and administration expenses increased $10.2 million over last year, primarily as a result of increased incentive and stock-based compensation.

A teleconference will be held tomorrow, July 13, 2006 at 10:00 A.M. Central Daylight Time to further discuss fourth quarter and year-end results.  A real-time webcast of the conference is available by logging on to TXI’s website at www.txi.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations and risks and uncertainties described in the Company’s reports on SEC Forms 10-K, 10-Q and 8-K.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

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(Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Three months ended May 31,		Year ended May 31,

In thousands except per unit	2006	2005	2006	2005

NET SALES	$264,511	$250,093	$943,922	$834,803
Cost of products sold	195,388	184,409	766,941	692,414

GROSS PROFIT	69,123	65,684	176,981	142,389
Selling, general and administrative	30,116	21,406	88,663	78,434
Interest	6,700	7,711	31,155	23,533
Loss on debt retirements and spin-off charges	856	580	113,247	894
Other income	(29,694)	(2,257)	(47,270)	(22,727)

	7,978	27,440	185,795	80,134

INCOME (LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	61,145	38,244	(8,814)	62,255
Income taxes (benefit)	19,215	11,551	(8,225)	16,811

INCOME (LOSS) FROM CONTINUING OPERATIONS	41,930	26,693	(589)	45,444
Income from discontinued operations – net of income taxes	—	15,000	8,691	79,079

NET INCOME	$41,930	$41,693	$8,102	$124,523

Basic earnings (loss) per share
Income (loss) from continuing operations	$1.80	$1.17	$(.03)	$2.06
Income from discontinued operations	—	.66	.38	3.58

Net income	$1.80	$1.83	$.35	$5.64

Diluted earnings (loss) per share
Income (loss) from continuing operations	$1.58	$1.09	$(.03)	$1.99
Income from discontinued operations	—	.57	.38	3.46

Net income	$1.58	$1.66	$.35	$5.45

Average shares outstanding
Basic	23,342	22,731	23,071	22,076
Diluted	27,694	26,207	23,071	22,835

Cash dividends per share	$.075	$.075	$.30	$.30

Major product shipments
Cement (tons)	1,389	1,513	5,136	5,394
Stone, sand and gravel (tons)	6,562	6,929	25,246	23,616
Ready-mix concrete (cubic yards)	971	1,028	3,830	3,678
Major product prices
Cement ($/ton)	$91.99	$79.11	$87.14	$75.05
Stone, sand and gravel ($/ton)	6.42	5.90	6.08	5.68
Ready-mix concrete ($/cubic yard)	71.33	63.39	69.25	60.54

CONSOLIDATED BALANCE SHEETS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	May 31,

In thousands	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$84,139	$251,600
Short-term investments	50,606	—
Receivables – net	132,849	117,363
Inventories	102,052	83,291
Deferred income taxes and prepaid expenses	33,599	28,754

TOTAL CURRENT ASSETS	403,245	481,008
OTHER ASSETS
Goodwill	58,395	58,395
Real estate and investments	125,913	100,200
Deferred charges and intangibles	22,706	27,571
Assets of discontinued operations	—	1,114,627

	207,014	1,300,793
		1,025,178
PROPERTY, PLANT AND EQUIPMENT
Land and land improvements	128,056	131,911
Buildings	42,069	45,847
Machinery and equipment	688,255	682,962
Construction in progress	95,094	22,096

	953,474	882,816
Less depreciation and depletion	483,163	470,163

	470,311	412,653

	$1,080,570	$2,194,454

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$63,581	$58,022
Accrued interest, wages and other items	55,059	49,449
Current portion of long-term debt	681	688

TOTAL CURRENT LIABILITIES	119,321	108,159
LONG-TERM DEBT	251,505	603,126
CONVERTIBLE SUBORDINATED DEBENTURES	159,725	199,937
DEFERRED INCOME TAXES AND OTHER CREDITS	76,955	77,138
		80,050
LIABILITIES OF DISCONTINUED OPERATIONS	—	278,527
SHAREHOLDERS’ EQUITY
Common stock, $1 par value	25,863	25,067
Additional paid-in capital	334,054	285,313
Retained earnings	169,696	686,476
Cost of common stock in treasury	(52,093)	(61,566)
Pension liability adjustment	(4,456)	(7,723)

	473,064	927,567

	$1,080,570	$2,194,454

CONSOLIDATED STATEMENTS OF CASH FLOWS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Year Ended May 31,

In thousands	2006	2005	2004

OPERATING ACTIVITIES
Net income	$8,102	$124,523	$36,348
Adjustments to reconcile net income to cash provided by continuing operating activities
Loss (income) from discontinued operations	(8,691)	(79,079)	4,378
Cumulative effect of accounting change	—	—	1,551
Loss on debt retirements	107,006	—	12,302
Gain on asset disposals	(34,768)	(6,582)	(37,997)
Depreciation, depletion and amortization	44,955	46,474	47,409
Deferred income taxes	6,581	33,811	319
Income tax benefit from stock option exercises	9,969	8,000	—
Other – net	(2,399)	889	5,391
Changes in operating assets and liabilities
Receivables repurchased	—	—	(72,032)
Accounts receivable - net	(5,060)	(8,873)	1,052
Inventories	(18,761)	6,082	1,664
Prepaid expenses	63	(1,680)	(5,744)
Accounts payable and accrued liabilities	(12,155)	17,017	(3,011)
Other credits	2,527	3,838	7,375

Cash provided (used) by continuing operating activities	97,369	144,420	(995)
Cash provided (used) by discontinued operating activities	(7,778)	73,104	12,668

Net cash provided by operating activities	89,591	217,524	11,673
INVESTING ACTIVITIES
Capital expenditures - expansions	(73,212)	(6,365)	(731)
Capital expenditures – other	(37,033)	(39,813)	(15,156)
Proceeds from asset disposals	23,107	7,136	47,243
Purchases of short-term investments	(50,500)	—	—
Investments in life insurance contracts	(4,366)	(58,798)	(1,162)
Other - net	612	(677)	(2,875)

Cash provided (used) by continuing investing activities	(141,392)	(98,517)	27,319
Cash used by discontinued investing activities	(2,757)	(28,163)	(14,068)

Net cash provided (used) by investing activities	(144,149)	(126,680)	13,251
FINANCING ACTIVITIES
Long-term borrowings	250,000	—	718,097
Debt retirements	(600,700)	(699)	(592,398)
Debt issuance costs	(7,363)	(39)	(16,378)
Debt retirement costs	(96,029)	—	(8,605)
Interest rate swap terminations	—	(6,315)	8,358
Stock option exercises	7,510	41,399	2,515
Common dividends paid	(6,908)	(6,643)	(6,336)

Cash provided (used) by continuing financing activities	(453,490)	27,703	105,253
Cash provided by discontinued financing activities	340,587	—	—

Net cash provided (used) by financing activities	(112,903)	27,703	105,253

Increase (decrease) in cash and cash equivalents	(167,461)	118,547	130,177
Cash and cash equivalents at beginning of year	251,600	133,053	2,876

Cash and cash equivalents at end of year	$84,139	$251,600	$133,053